Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of September 6, 2026 (the “Effective Date”) between CMRG Apparel, LLC, (the “Company”), a “Related Entity” as defined in the 2016 Incentive Compensation Plan (as amended), of Destination XL Group, Inc., a Delaware corporation with an office at 555 Turnpike Street, Canton, Massachusetts 02021 (“DXLG” which term includes any affiliates and subsidiaries), and JAMES E. OLSSON (the “Executive”) having an address at [omitted].

WITNESSETH:

WHEREAS, the Company desires that Executive work for the Company and Executive desires to be so employed by the Company as its Executive Vice President, Chief Growth Officer; and

WHEREAS, Executive and the Company desire to set forth in writing the terms and conditions of Executive’s employment with the Company commencing on the Effective Date.

NOW, THEREFORE, in consideration of the promises and the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.
EMPLOYMENT

The Company hereby employs Executive on an employment-at-will basis and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.

2.
TERM

The term of employment under this Agreement (the “Term of Employment”) shall begin on the Effective Date and shall continue until terminated by either party as hereinafter set forth.

3.
COMPENSATION
(a)
During the Term of Employment, as compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay to Executive, and Executive agrees to accept, payable in equal bi-weekly installments in accordance with Company practice, an annual base salary of Four Hundred Seventy-Five Thousand Dollars and 00/100 Cents ($475,000.00) (the “Base Salary”) as of the Effective Date. The Base Salary shall be reviewed at least annually as determined in the Company’s sole discretion.
(b)
In addition to the Base Salary, during the Term of Employment, Executive is eligible to participate in the Company’s Annual Incentive Plan as in effect from time to time (“AIP”). Any incentive under the AIP shall be determined and payable in accordance with the AIP in effect at the time, subject to change from year to year in the Company’s sole discretion. Executive will participate in the AIP and Executive’s target bonus under such plan (if all individual and Company performance conditions are met) shall be 60% of Executive’s actual annual base earnings paid during the applicable fiscal year (“Base Earnings”). The actual award under the incentive program, if any, may be more or less than the target and will be based on Executive’s performance, and the performance of the Company, and payment will be made in accordance with and subject to the terms and conditions of the AIP then in effect.
(c)
In addition, during the Term of Employment, Executive is eligible to participate in the Company’s Long-Term Incentive Plan as in effect from time to time (“LTIP”). Such incentive shall be determined and distributable in accordance with and subject to the terms and conditions as described in the LTIP documents in effect at the time of the award, subject to change from year-to-year in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” and the “Board of Directors”). Executive will participate in the Company’s LTIP at a target incentive rate of no less than 80% of Executive’s Base Salary in effect on Executive’s Effective Date of Participation (as defined in the LTIP), for the incentive period, based upon the Company’s targeted performance as defined in the LTIP documents in effect at the time of the award.
(d)
In addition, in consideration for entering into this Agreement and commencing employment hereunder, the Company shall pay Executive a sign-on award consisting of $100,000 cash payable as of the Effective Date (the “Sign-On Award”) and a grant of $250,000 of restricted stock units with respect to Destination XL Group, Inc. shares of common stock (“RSUs”) effective as of the Effective Date (the “Stock Award”). The Sign-On Award will be paid in full on December 11, 2026, provided that Executive is an employee of Company in good standing on such date. The RSUs granted in the Stock Award shall be determined based on the closing price of the Company’s stock on the final trading day prior to the Effective Date and shall vest ratably in one-third (1/3) increments over three (3) years on each anniversary of the Effective Date with settlement occurring on the “Delivery Date” as set forth in a formal “Stand-Alone Restricted Stock Unit Agreement” which shall be in a form substantially similar to the form of agreement attached hereto as Exhibit 1 (the “Stock Award Agreement”). The Stock Award Agreement shall be provided on or following the Effective Date, but not later than thirty (30) days following the Effective Date and shall provide that the Stock Award is subject to clawback as set forth in paragraph 7(k).
4.
EXPENSES

The Company shall pay or reimburse Executive, in accordance with the Company’s policies and procedures and upon presentment of suitable vouchers, for all reasonable business and travel expenses, including business travel to Company stores (but expressly excluding Executive’s ordinary course commute to the Company’s offices in Canton, Massachusetts), which may be incurred or paid by Executive during the Term of Employment in connection with his employment hereunder. Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5.
OTHER BENEFITS
(a)
During the Term of Employment, Executive shall be entitled to four (4) weeks’ vacation in accordance with Company policy and to participate in and receive any other benefits customarily provided by the Company to its management (including any profit sharing, pension, 401(k), short and long-term disability insurance, medical and dental insurance and group life insurance plans in accordance with and subject to the terms of such plans, including, without limitation, any eligibility requirements contained therein), all as determined from time to time by the Compensation Committee of the Board of Directors in its discretion. The Company may amend its benefit programs at any time and for any reason and Executive has no entitlement to participate in any employee benefit plan other than as set forth herein.
(b)
The Company will, during the Term of Employment, provide Executive with an automobile allowance in the total amount of Twelve Thousand Dollars and 00/100 ($12,000.00) annually (prorated for any partial year of employment), payable in equal bi-weekly payments in accordance with the Company’s normal payroll practices. Executive shall pay and be responsible for all insurance, repairs and maintenance costs associated with operating the automobile. Executive shall pay and be responsible for his gasoline, unless the gasoline expense is reimbursable under the Company’s policies and procedures.
(c)
Executive will be eligible to participate in the Company’s annual performance appraisal process.
6.
DUTIES
(a)
Executive shall perform such duties and functions consistent with the position of Chief Growth Officer specifically as set forth on Schedule A attached hereto and incorporated herein (“Schedule A”) and such other duties and functions that are commensurate with Executive’s title and position hereunder as the Company shall reasonably determine from time to time. Executive shall report directly to the Chief Executive Officer and/or the Board of Directors. Executive shall perform his duties in compliance with the policies of the Company and subject to the direction of the Company, consistent with the terms and conditions set forth herein.
(b)
During the Term of Employment, Executive shall devote substantially all of his business time and attention, vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties. Executive shall perform the duties assigned to him with fidelity and to the best of his ability. Notwithstanding the foregoing, nothing herein shall prevent Executive from serving on corporate, civic or charitable boards or committees, in each case, to the extent such activities do not, in the aggregate, interfere or conflict with the performance of Executive’s duties and responsibilities hereunder and such activities do not violate paragraph 10 hereof or any other applicable Company policy (including, without limitation the Company’s Code of Business Conduct and Ethics, the Code of Ethics for Directors, Officers and Financial Professionals) as in effect from time to time.
(c)
Executive’s primary work location shall be in New Rochelle, NY. Notwithstanding the foregoing, Executive shall endeavor to be present at the Company’s Canton, Massachusetts office for at least two (2) days per visit, during at least three (3) weeks of each month, except during any week in which Executive is traveling on Company business, is on vacation or is absent for sickness. Notwithstanding the foregoing, Executive shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Executive recognizes that such duties may involve business travel.

7.
TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION
(a)
The Term of Employment may be terminated by the Company at any time:
(i)
upon the determination by the Company that Executive’s performance of his duties has not been fully satisfactory for any reason which would not constitute Justifiable Cause (as hereinafter defined) or for other business reasons necessitating termination which do not constitute Justifiable Cause, in either case upon thirty (30) days’ prior written notice to Executive; or
(ii)
upon the determination of the Company that there is Justifiable Cause (as hereinafter defined) for such termination.
(b)
The Term of Employment shall terminate upon:
(i)
the death of Executive;
(ii)
the date on which the Company elects to terminate the Term of Employment by reason of Disability (as hereinafter defined in subsection (c) herein) pursuant to subsection (g) hereof; or
(iii)
Executive’s resignation of employment with or without Good Reason (as defined below).
(c)
For the purposes of this Agreement, the term “Disability” shall mean Executive is physically or mentally incapacitated so as to render Executive incapable of performing the essentials of Executive’s job, even with reasonable accommodation, as reasonably determined by the Company, which determination shall be final and binding.
(d)
For the purposes hereof, the term “Justifiable Cause” shall mean Executive’s:
(i)
indictment by federal or state authorities in respect of any crime that involves theft, dishonesty or breach of trust;
(ii)
conviction of any felony;
(iii)
failure or refusal to perform lawful material duties consistent with Executive’s position, or repeated failure to perform his duties in a satisfactory manner;
(iv)
fraud or embezzlement of Company property or assets;
(v)
a material violation of the Company’s Code of Business Conduct and Ethics, the Code of Ethics for Directors, Officers and Financial Professionals or any other Company policy, rule or regulation;

(vi)
intentional acts of misconduct, moral turpitude or malfeasance (intentional or reckless wrongdoing with or without malicious or tortious intent) that could reasonably have a material adverse effect on the Company; or
(vii)
breach or violation of any material provision of this Agreement or any restrictive covenant to which Executive is subject.

Upon termination of Executive’s employment for Justifiable Cause, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s Base Salary and reimbursement of expenses pursuant to paragraph 4 hereof as have been accrued through the date of his termination of employment.

(e)
If the Company terminates the Term of Employment without Justifiable Cause as provided in subsection 7(a)(i) or if Executive resigns with Good Reason (as defined below), the Company shall pay Executive the following amounts, subject to Executive’s execution and non-revocation of a general release of claims substantially in the form attached hereto as Exhibit A (the “General Release”), within the time required by the Company but no later than sixty (60) days following Executive’s termination of employment, and compliance with this Agreement and the General Release:
(i)
In addition to payment for the 30-day notice period in subsection 7(a)(i), an amount equal to five (5) months of Executive’s then current Base Salary (the “Regular Cash Severance”), payable in equal installments over the five-month period following Executive’s termination of employment in accordance with the Company’s customary payroll practices, provided that payments will not be made until the first payroll period following the sixtieth (60th) day after Executive’s termination of employment and the first such payment shall include any installments that would have been paid earlier had payments commenced on the first payroll period following Executive’s termination of employment;
(ii)
if earned, the pro-rated portion of Executive’s annual bonus under the AIP for the fiscal year in which such termination occurs, calculated based upon target performance and prorated based on the number of days Executive was employed during such fiscal year, payable within thirty (30) days following the finalization of the Company’s financial statements for the applicable fiscal year, but in no event later than two and one-half (2½) months following the end of the fiscal year in which the termination occurs;
(iii)
any annual bonus for a prior fiscal year that has been earned but not yet paid as of the termination date, payable within sixty (60) days following termination; and
(iv)
if the termination occurs within one (1) year following a Change of Control, an amount equal to twelve (12) months of Executive’s highest Base Salary in effect at any time during the six (6) month period ending on the date of the Change of Control, less the Regular Cash Severance described in subsection 7(e)(i), payable in a single lump sum within sixty (60) days following termination, except as set forth below in paragraph 7(i).

Any payment pursuant to this paragraph 7(e) will be in lieu of payments to which Executive might have been entitled under any other Company plan, policy or practice providing for severance benefits.

(f)
If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s base annual salary and reimbursement of expenses pursuant to paragraph 4 as have been accrued through the date of his death.
(g)
Upon Executive’s Disability, the Company shall have the right to terminate Executive’s employment. Any termination pursuant to this subsection (g) shall be effective on the earlier of (i) the date 30 days after which Executive shall have received written notice of the Company’s election to terminate or (ii) the date he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to paragraph 5 hereof.
(h)
Upon the resignation of Executive in any capacity, that resignation will be deemed to be a resignation from all offices and positions that Executive holds with respect to the Company and any of its subsidiaries and affiliates. In the event of Executive’s resignation, he shall be entitled only to receive such portion of his annual Base Salary and reimbursement of expenses pursuant to paragraph 4 as have been accrued through the date of his resignation.
(i)
Change of Control. For purposes of this Agreement, a Change of Control shall mean a “Change of Control” under the Company’s then current Incentive Compensation Plan, provided that in no event will a merger between the Company or any of its affiliate(s) with FBB Holdings I, Inc. or any of its affiliate(s) be deemed to be a Change of Control for purposes of this Agreement.

For purposes hereof, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) a material diminution in Executive’s Base Salary or target incentive compensation opportunity under the AIP (or any successor plan) hereunder; (ii) a material diminution in Executive’s authority, duties, or responsibilities; or (iii) any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding the foregoing, Executive further agrees and acknowledges that any changes to Executive’s title, duties, responsibilities, authority or reporting relationships that occur as a result of, in connection with, following or reasonably concurrently with a merger between the Company or any of its affiliate(s) with FBB Holdings I, Inc. or any of its affiliate(s) shall not constitute “Good Reason” under this Agreement or any other Company plan, policy or practice so long as Executive retains a prestigious title and a position that is not materially diminished from the duties and functions set forth on Schedule A. For purposes of this provision, Good Reason shall not be deemed to exist unless Executive’s termination of employment for Good Reason occurs within 2 years following the initial existence of one of the conditions specified in clauses (i) through (iii) above, Executive provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

(j)
Limitation on Payments. In the event that any payments and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph 7, would be subject to the excise tax imposed by Section 4999 of the Code, then any amounts payable under this Agreement or otherwise will be either: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under

Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments and benefits is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments not subject to Section 409A of the Code and then reduction of cash payments subject to Section 409A of the Code; (2) cancellation of accelerated vesting of equity awards (by reducing performance-based awards first and then time-based awards, based on reverse order of vesting dates); and (3) reduction of employee benefits.
(k)
Clawback of Certain Compensation and Benefits. If, after the termination of the Term of Employment for any reason other than by the Company for “Justifiable Cause”:
A.
it is determined in good faith by the Company within twelve (12) months after the termination of the Term of Employment (the “Termination Date”) that Executive’s employment could have been terminated by the Company for Justifiable Cause under paragraph 7(d) hereof (unless the Company knew or should have known that as of the Termination Date, Executive’s employment could have been terminated for Justifiable Cause in accordance with paragraph 7(d) hereof); or
B.
Executive breaches any of the provisions of paragraph 10, then, in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, Executive’s employment shall be deemed to have been terminated for Justifiable Cause retroactively to the Termination Date and the Executive also shall be subject to the following provisions:
1)
Executive shall be required to pay to the Company, immediately upon written demand by the Company, all amounts paid to Executive by the Company, whether or not pursuant to this Agreement (other than such portion of Executive’s Base Salary and reimbursement of expenses pursuant to paragraph 4 hereof as have been accrued through the date of the termination of the Term of Employment), on or after the Termination Date;
2)
all vested and unvested Awards (as that term is defined in the 2016 Incentive Compensation Plan) then held by Executive shall immediately expire; and
3)
Executive shall be required to pay to the Company, immediately upon written demand by the Company, an amount equal to any Gains resulting from the exercise or payment of any Awards (as that term is defined in the 2016 Incentive Compensation Plan) at any time on or after, or during the one-year period prior to, the Termination Date. For these purposes, the term “Gain” shall mean (i) in the case of each stock option or stock appreciation right (“SAR”), the difference between the fair market value per share of the Company’s common stock underlying such option or SAR as of the date on which Executive exercised the option or SAR, less the exercise price or grant price of the option or SAR; (ii) in the case of any Award other than a stock option or SAR that is satisfied by the issuance of shares of the Company’s common stock, the value of such stock on the Termination Date, and (iii) in the case of any Award other than a stock option or SAR, that is satisfied in cash or any property other than shares of the

Company’s common stock, the amount of cash and the value of the property on the payment date paid to satisfy the Award.
4)
In addition to the foregoing, to the maximum extent permitted by applicable law, all amounts paid or provided to Executive hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of executive compensation.
(l)
Any payment pursuant to paragraph 7(e) or 7(i) shall be contingent upon Executive’s execution of the General Release within twenty-one (21) days after termination of the Term of Employment (or such longer time as may be authorized by the Company or otherwise required by applicable law), and Executive’s not revoking that release.
8.
COMPLIANCE WITH SECTION 409A
(a)
General. Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company and Executive is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.
(b)
Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.
(c)
Six Month Delay for “Specified Employees”.
(i)
If Executive is a “specified employee”, then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six (6) months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(ii)
For purposes of this provision, Executive shall be considered to be a “specified employee” if, at the time of his separation from service, Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.
(d)
No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(e)
Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(f)
Taxable Reimbursements.
(i)
Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of Executive following the year in which the expense was incurred.
(ii)
The amount of any Taxable Reimbursements to be provided to Executive during any taxable year of Executive shall not affect the expenses eligible for reimbursement to be provided in any other taxable year of Executive.
(iii)
The right to Taxable Reimbursements shall not be subject to liquidation or exchange for another benefit.
(g)
Release. If the timing of Executive’s execution and delivery of a General Release could affect the calendar year in which any amounts are paid pursuant to this Agreement because the period of review and consideration of such General Release spans two calendar years, then no payment will be made until the later calendar year (regardless of whether the General Release was executed in the earlier calendar year).
9.
REPRESENTATION AND AGREEMENTS OF EXECUTIVE
(a)
Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.
(b)
Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain. All medical examination results shall remain strictly confidential.

(c)
Executive represents and warrants that he has never been convicted of a felony and he has not been convicted or incarcerated for a misdemeanor within the past three (3) years, other than a first conviction for drunkenness, simple assault, speeding, minor traffic violations, affray, or disturbance of the peace.
(d)
Executive represents and warrants that he has never been a party to any judicial or administrative proceeding that resulted in a judgment, decree, or final order (i) enjoining him from future violations of, or prohibiting any violations of any federal or state securities law, or (ii) finding any violations of any federal or state securities law.
(e)
Executive represents and warrants that he has never been accused of any violation of company policy or code of conduct in connection with any employment.

Any breach of any of the above representations and warranties is “Justifiable Cause” for termination under paragraph 7(d) of this Agreement.

10.
NON-COMPETITION AND NON-SOLICITATION
(a)
In consideration for the potential to receive additional compensation pursuant to paragraph 7(a)(i) and 7(e) above, which Executive acknowledges is fair and reasonable mutually agreed upon consideration, and for Executive’s entry into this Agreement and commencement of employment with the Company in the role of Executive Vice President, Chief Growth Officer, Executive further covenants and agrees that during the Term of Employment and during the twelve (12) month period immediately following the Termination Date (the “Non-Competitive Period”), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, accept any competitive business on behalf of, or have any connection with any business which is competitive with products or services of the Company or any subsidiaries and affiliates, in any geographic area in which Executive provided services or had a material presence or influence on behalf of the Company, whether in the United States, Canada, Europe or elsewhere during the two years prior to Executive’s separation from the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, during the Non-Competitive Period, directly or indirectly: (1) request or cause any suppliers or customers with whom the Company or any of its subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or affiliates or otherwise compromise the Company’s good will; or (2) solicit, hire, interfere with or entice from the Company or any of its subsidiaries or affiliates any employee (or former employee who has been separated from service for less than 12 months) of the Company or any of its subsidiaries or affiliates.
(b)
If any portion of the restrictions set forth in this paragraph 10 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. For the purposes of this paragraph 10, a business competitive with the products and services of the

Company (or such subsidiaries and affiliates) is limited to a specialty retailer which primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.
(c)
Executive acknowledges that the Company conducts business throughout the world, that Executive’s duties and responsibilities on behalf of the Company are of a worldwide nature, that its sales and marketing prospects are for continued expansion throughout the world and therefore, the territorial and time limitations set forth in this paragraph 10 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries and affiliates. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.
(d)
The existence of any claim or cause of action (a claim or cause of action is defined as a claim or cause of action which results from a breach of the terms and provisions of this Agreement by the Company, regardless of whether the breach is material) by Executive against the Company or any subsidiary or affiliate shall not constitute a defense to the enforcement by the Company or any subsidiary or affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.
11.
INVENTIONS AND DISCOVERIES
(a)
Upon execution of this Agreement and thereafter, Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all existing and future developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries and affiliates, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries and affiliates known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the “Subject Matter”).
(b)
Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and at any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, after the Term of Employment that Executive shall be compensated in a timely manner at the rate of $250 per day (or portion thereof), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the termination of this Agreement.

12.
NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
(a)
Executive acknowledges that the Company possesses certain confidential and proprietary information that has been or may be revealed to, or learned by, Executive during the course of Executive’s employment with the Company and that it would be unfair to use that information or knowledge to compete with or to otherwise disadvantage the Company. Executive shall not, during the Term of Employment or at any time following the Term of Employment, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants)), as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors, or as otherwise allowed or required by law, to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any supplier or customer of the Company or any of their subsidiaries or affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such “Confidential Information” shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such Confidential Information. “Confidential Information” shall not include the following: (i) information that is or becomes publicly known other than pursuant to a breach of this paragraph 12(a) or this Agreement by Executive; (ii) information that at the time of disclosure under this Agreement is already known to the receiving party without any restriction on its disclosure; (iii) information that is or subsequently comes into the possession of the receiving party from a third party without violation of any contractual or legal obligation; (iv) information that is independently developed by the receiving party without the use of Confidential Information; and (v) information that is otherwise required to be disclosed under applicable laws, regulations or judicial or regulatory process.
(b)
All information and documents relating to the Company and its subsidiaries or affiliates as herein above described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof then in Executive’s possession or control shall be returned and left with the Company. Executive shall also return to the Company all computer equipment, mobile phones, home office equipment, credit cards, keys, access cards, and any other business equipment or property belonging to the Company. For any equipment or devices owned by Executive on which proprietary information of the Company is stored or accessible, Executive shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed, or shall certify in writing that all such information has been permanently deleted. Executive shall provide all passwords or access codes necessary to access any electronic devices, accounts, or systems used in connection with Executive’s employment.
(c)
In accordance with the Federal Defend Trade Secrets Act, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.
(d)
Conflict of Interest. Executive may not use Executive’s position at the Company, or knowledge of any of the Company’s Confidential Information or Trade Secrets, or any of the Company’s assets, for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer, or prospective customer without disclosure and written approval from the Board of Directors is strictly prohibited.

(e) Nothing in this Agreement or any other agreement or company policy prohibits, prevents, or otherwise limits Executive from (1) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental agency, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency. Further, nothing in this Agreement prohibits, prevents, or otherwise limits Executive’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity.

13.
SPECIFIC PERFORMANCE

Executive agrees that if he breaches, or threatens to commit a breach of, any enforceable provision of paragraphs 10, 11 or 12 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any such breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether such a breach or threatened breach of any Restrictive Covenant has occurred. In the event of litigation between the parties to this Agreement regarding their respective rights and obligations under paragraphs 10, 11, or 12 hereof, the prevailing party shall be entitled to recover from the other all attorneys’ fees and expenses reasonably incurred in obtaining a ruling in the prevailing party’s favor. Any such damages, attorneys’ fees and costs shall be in addition to and not in lieu of any injunctive relief that may be available to the Company.

14.
AMENDMENT OR ALTERATION

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

15.
GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

16.
SEVERABILITY

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17.
NOTICES

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or of the placement of the notice in the mail.

18.
WAIVER OF BREACH

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

19.
ENTIRE AGREEMENT AND BINDING EFFECT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns and supersedes any and all prior agreements between the parties whether oral or written. This Agreement may not be modified except upon further written agreement executed by both parties. Executive agrees that the Company may in its sole discretion, during the term of Executive’s employment with the Company and thereafter, provide copies of this Agreement (or excerpts of the Agreement) to others, including businesses or entities that may employ, do business with, or consider employing Executive in the future. Executive further agrees that any subsequent change or changes in his duties, compensation or areas of responsibility shall in no way affect the validity of this Agreement or otherwise render inapplicable any of the provisions of paragraphs 10 through 13 of this Agreement, which shall remain in full force and effect except as may be modified by a subsequent written agreement. Executive acknowledges that Executive may consult with an attorney of Executive’s choosing before signing this Agreement.

20.
No Claim Against Assets.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this

Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

21.
SURVIVAL

Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of paragraphs 7 through 29 hereof, which shall survive the termination or expiration.

22.
RESOLUTION OF DISPUTES

Any and all disputes arising under or in connection with this Agreement shall be resolved in accordance with this paragraph 22 and paragraph 15.

The parties shall attempt to resolve any dispute, controversy or difference that may arise between them through good faith negotiations. In the event the parties fail to reach resolution of any such dispute within thirty (30) days after entering into negotiations, either party may proceed to institute action in any state or federal court located within the Commonwealth of Massachusetts, which courts shall have exclusive jurisdiction, and each party consents to the personal jurisdiction of any such state or federal court. Both parties waive their right to a trial by jury.

23.
ATTORNEYS’ FEES.

The Company shall reimburse Executive for the reasonable attorney fees incurred by Executive in connection with the initial negotiation and drafting of this Agreement and any related documents in the aggregate amount of $28,000. Request for such reimbursement must be submitted with adequate substantiation in accordance with the Company’s reimbursement policy.

24.
NON-DISPARAGEMENT

Subject to the provisions of paragraph 10(e) above, Executive agrees, to the maximum extent permitted by applicable law, not to make maliciously disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors, trustees, and employees or the services or programs provided or to be provided by the Company, and the Company agrees that it, and its then-current officers and directors, will not make any maliciously disparaging, critical or otherwise detrimental comments about Executive or his business or personal activities. The Parties agree that this paragraph 24 does not prohibit Executive from making truthful statements and/or good faith statements of opinion about the terms or conditions of Executive’s employment, testifying in any legal proceeding or providing affirmations or other sworn statements, or from exercising Executive’s rights under government whistleblower programs, or whistleblowing statutes or regulations. The Parties further agree that this paragraph 24 does not prohibit the Company, its current and former employees, officers, directors and Board members from making truthful statements and/or good faith statements of opinion about the terms or conditions of Executive’s employment and/or job performance, or from testifying or providing affirmations or other sworn statements in any legal proceeding,

25.
FURTHER ASSURANCES

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

26.
SUBSIDIARIES AND AFFILIATES

For purposes of this Agreement:

(a)
“affiliate” means any entity that controls, is controlled by, or is under common control with, the Company, and “control” means the power to exercise a controlling influence over the management or policies of an entity, unless such power is solely the result of an official position with such entity; and
(b)
“subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or similar governing body of a non-corporate entity) or in which the Company has the right to receive fifty percent (50%) or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.
27.
HEADINGS

The paragraph headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

28.
COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

CMRG Apparel, LLC

By: /s/ Lionel F. Conacher	September 2, 2026
Name: Lionel F. Conacher
Its: Chairman of the Board

/s/ James E. Olsson	September 2, 2026
James E. Olsson

Schedule A

Duties and Functions

•
Merchandising for the DXL brand
•
Planning and allocation for the DXL brand
•
DXL brick and mortar retail store operations
•
Marketing for the DXL brand

EXHIBIT A

GENERAL RELEASE OF CLAIMS

1. General Release of Claims: James E. Olsson, (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for good and valuable consideration to be paid after the date of Executive’s termination as set forth in the Employment Agreement, to which a form of this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge, to the maximum extent permitted by law, CMRG Apparel, LLC (the “Company”), its parent, its parent’s subsidiaries, affiliated companies, successors and assigns, and their respective current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; COBRA; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Civil Rights Act of 1991; the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act (FMLA); the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq., as amended; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Genetic Information Nondiscrimination Act of 2008; the Immigration Reform and Control Act; the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Families First Coronavirus Response Act; the Pregnant Worker’s Fairness Act (“PWFA”)the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150,150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and hour laws, G.L. c. 151§1A et seq; the Massachusetts Sexual Harassment Statute, G.L. c. 214 §1C; the Massachusetts Consumer Protection Act, G.L. c. 93A; the Massachusetts Civil Rights Act, G.L. c. 12, § 11; the Massachusetts Equal Rights Act, G.L. c. 93; the Massachusetts AIDS Testing statute, G.L. c. 111, §70F; the Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149, §52E, as amended; the Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C; the Massachusetts Small Necessities Leave Act; the Massachusetts Parental Leave Act; the Massachusetts Paid Family and Medical Leave Act, G.L. c. 175M; the New York State Executive Law (including its Human Rights Law); the New York Equal Pay Law; the New York Non-Discrimination for Legal Activities Law; the New York Whistleblower Law; the New York Workers’ Compensation Law; the New York wage and hour and wage payment laws and regulations; the New York Paid Sick Leave Law; the New York False Claims Act; the New York Criminal and Consumer Background Laws, N.Y. Gen. Bus. Law Sec. 380-B et seq.; the Non-Discrimination and Anti-Retaliation Provisions of the New York Workers’ Compensation Law and the New York Disabilities Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York Occupational Safety and Health Laws; the New York Fair Credit Reporting Act; the New York Constitution; all claims for bonuses, stock, stock options or other incentive compensation; and any other federal, state or local human rights, civil rights, fair employment practices, wage payment, wage-hour, pension or labor laws, rules and/or regulations, and/or public policy; any claim for breach of contract, contract or tort laws; claims for wrongful termination; all claims for attorneys’ fees; claims for breach of the implied covenant of good faith and fair dealing; claims for tortious interference with advantageous and/or contractual relations; or any claim arising under common law, such as claims for malicious prosecution, misrepresentation, defamation, false imprisonment, libel, slander, invasion of privacy, negligence, claims based on theories of strict liability, joint employment or respondeat superior, infliction of emotional distress, or otherwise; and/or any other action or grievance against the Released Parties based upon any conduct, up to and including the date of this Agreement, and shall not, from any source or proceeding, seek or accept any additional award or settlement therefrom. .

Claims Not Released. Executive is not in this General Release of Claims waiving any rights Executive may have to: (1) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (2) Executive’s own vested accrued employee benefits under the Company’s health, welfare of retirement benefits plans as of the Separation Date; (3) pursue claims which by law cannot be waived by signing this General Release; (4) any rights to receive any payments pursuant to the Employment Agreement; (5) any rights or claims that may arise as a result of events occurring after this General Release of Claims is executed; (6) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies; (7) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy; (8) any rights as a holder of equity securities of the Company; (9) claims that may arise as a result of events occurring after this General Release of Claims is executed; and (10) enforce this General Release of Claims and/or challenge the validity of this General Release of Claims.

Executive acknowledges that Executive is specifically advised to consult with an attorney of Executive’s choosing before signing this General Release of Claims, and through this General Release of Claims advises Executive to consult with his attorney with respect to possible claims, including but not limited to claims under the ADEA, and that Executive understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that Executive may have as of the date hereof. Executive further understands that by signing this General Release of Claims Executive is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.

Executive further understands and acknowledges that as set forth in the General Release of Claims paragraph above – this General Release of Claims contains a release of any and all claims Executive may have under the Massachusetts Wage Act and that this General Release of Claims is intended to resolve any and all disputes related to wages, commissions, or other compensation.

2. Nothing in this Agreement or any other agreement Executive may have signed or company policy, prohibits, prevents, or otherwise limits Executive from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, OSHA, DOL, DOJ, CFTC, U.S. Congress, or an Inspector General) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this General Release, including but not limited to the release of claims nor the confidentiality, non-disparagement, affirmations, liquidated damages, cooperation, and/or return of property clauses, prohibits Executive from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission and/or the Occupational Safety and Health Administration. Executive is not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

3. Non-Competition.

(a) In consideration for the consideration set forth in the Employment Agreement and the payment of severance benefits set forth in paragraph 7 of the Employment Agreement, Executive further covenants and agrees that during the twelve (12) month period immediately following the Termination Date (the “Non-Competitive Period”), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, accept any competitive business on behalf of, or have any connection with any business which is competitive with products or services of the Company or any subsidiaries and affiliates, in any geographic area in which Executive provided services or had a material presence or influence on behalf of the Company, whether in the United States, Canada, Europe or elsewhere during the two years prior to Executive’s separation from the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, during the Non-Competitive Period, directly or indirectly: (1) request or cause any suppliers or customers with whom the Company or any of its subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or affiliates or otherwise compromise the Company’s good will; or (2) solicit, hire, interfere with or entice from the Company or any of its subsidiaries or affiliates any employee (or former employee who has been separated from service for less than 12 months) of the Company or any of its subsidiaries or affiliates.

(b) If any portion of the restrictions set forth in this paragraph 3 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. For the purposes of this paragraph 4, a business competitive with the products and services of the Company (or such subsidiaries and affiliates) is limited to a specialty retailer which primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

(c) Executive acknowledges that the Company conducts business throughout the world, that Executive’s duties and responsibilities on behalf of the Company are of a worldwide nature, that its sales and marketing prospects are for continued expansion throughout the world and therefore, the territorial and time limitations set forth in this paragraph 3 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries and affiliates. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(d) The existence of any claim or cause of action (a claim or cause of action is defined as a claim or cause of action which results from a breach of the terms and provisions of this Agreement by the Company, regardless of whether the breach is material) by Executive against the Company or any subsidiary or affiliate shall not constitute a defense to the enforcement by the Company or any subsidiary or affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

4. Inventions and Discoveries.

(a) Upon execution of this General Release of Claims and thereafter, Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all existing and future developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries and affiliates, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries and affiliates known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the “Subject Matter”).

(b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this General Release of Claims, and at any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be compensated in a timely manner at the rate of $250 per day (or portion thereof), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

5. Non-Disclosure of Confidential Information.

(a) Executive acknowledges that the Company possesses certain confidential and proprietary information that has been revealed to him or learned by Executive during the course of Executive’s employment with the Company and that it would be unfair to use that information or knowledge to compete with or to otherwise disadvantage the Company. Executive shall not, at any time following the end of Executive’s employment with the Company, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants)), as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors, to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any supplier or customer of the Company or any of their subsidiaries or affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such “Confidential Information” shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such Confidential Information. “Confidential Information” shall not include the following: (i) information that is or becomes publicly known other than pursuant to a breach of this paragraph 6(a) or this Exhibit A by Executive; (ii) information that at the time of disclosure under this Agreement is already known to the receiving party without any restriction on its disclosure; (iii) information that is or subsequently comes into the possession of the receiving party from a third party without violation of any contractual or legal obligation; (iv) information that is independently developed by the receiving party without the use of Confidential Information; and (v) information that is otherwise required to be disclosed under applicable laws, regulations or judicial or regulatory process.

(b) All information and documents relating to the Company and its subsidiaries or affiliates as herein above described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof then in Executive’s possession or control shall be returned and left with the Company.

(c) In accordance with the Federal Defend Trade Secrets Act, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding.

Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

6. Specific Performance. Executive agrees that if he breaches, or threatens to commit a breach of, any enforceable provision of paragraphs 3, 4 or 5 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any such breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether such a breach or threatened breach of any Restrictive Covenant has occurred. Any such damages, attorneys’ fees and costs shall be in addition to and not in lieu of any injunctive relief that may be available to the Company.

7. Executive is advised that Executive has up to twenty-one (21) calendar days to consider this General Release of Claims before signing it. Executive may knowingly and voluntarily waive that up to twenty-one (21) day period by signing this General Release of Claims earlier. However, in the event Executive’s employment terminated as part of a group termination within the meaning of the Older Workers Benefits Protection Act, the up to twenty-one (21) day consideration period shall be enlarged to up to forty-five (45) calendar days, and Executive shall be provided with additional disclosures required by the Older Workers Benefit Protection Act prior to the start of the up to forty-five (45) calendar day consideration period. In either case, Executive also shall have seven (7) business days following the date on which Executive signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company. Any such revocation shall be directed to the VP Associate Relations & Benefits, and must be delivered to the VP Associate Relations & Benefits within that seven (7) business day revocation period, or mailed to Destination XL Group, Inc., Attn: VP Associate Relations & Benefits, 555 Turnpike Street, Canton, MA 02021 and postmarked within the seven (7) business day revocation period.

8. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within the Commonwealth.

9. Executive acknowledges that he has read this General Release of Claims, has been advised that he should consult with an attorney before executing this General Release of Claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

10. This General Release of Claims shall take effect on the eighth business day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) business days after such execution.

__________________________________
James E. Olsson